Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 2-46918, 2-59230, 33-02980 and 33-53801) of American Express Company of our report dated June 28, 2013 relating to the financial statements and supplemental schedule of American Express Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

June 28, 2013